Exhibit 99.1

1-800-FLOWERS.COM(R) Closes Acquisition
of Fannie May Confections Brands, Inc., a Multi-Channel Retailer and Manufacturer of Leading Confectionery Brands Including: Fannie May(R), Harry London(R) and Fanny Farmer(R)
CARLE PLACE, N.Y.--(BUSINESS WIRE)--May 2, 2006--

Acquisition Expected to Increase Company's Fiscal 2007 Revenues in the Fast Growing Food, Wine and Gift Basket Category to More Than $200 Million

1-800-FLOWERS.COM (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today announced the closing of its acquisition of Fannie May Confections Brands, Inc., a multi-channel retailer and manufacturer of chocolate and other confections under the well-known Fannie May, Harry London and Fanny Farmer brands. The acquisition, for approximately $85 million in cash, includes a modern 200,000-square-foot candy manufacturing facility in North Canton, Ohio and 52 Fannie May retail stores in the Chicago area, where the chocolate brand has been a tradition since 1920. Fannie May Confections Brands, Inc. generated revenues of approximately $75 million in its most recent fiscal year ended April 30, 2006.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, "This acquisition significantly expands our position in the key Food, Wine and Gift Basket category where we are rapidly becoming a leading player. The Fannie May, Harry London and Fanny Farmer names represent premium chocolate brands with a history of very strong customer loyalty. These brands offer a significant opportunity for growth, particularly through the leveraging of our assets and capabilities in the online and direct marketing space as well as into our Bloomnet florist network. The acquisition also brings an experienced and focused management team that can help us grow our business in this important gifting area."

The Company said the acquisition is being financed with a bank debt and cash on hand. In its most recent release of its fiscal 2006 third quarter results, the Company said that it expects the financial impact of the acquisition, including operating losses associated with the seasonality of the Fannie May Confections Brands business, and interest expense associated with the debt financing being used, will reduce the Company's fiscal 2006 fourth quarter earnings by approximately $0.02-$0.03 per share. The Company said it expects the acquisition will be accretive to earnings per share in Fiscal 2007.

David Taiclet, CEO of Fannie May Confections Brands, said "We are very excited to be joining the 1-800-FLOWERS.COM team. We now we have the opportunity to leverage 1-800-FLOWERS.COM's unique collection of assets, including its more than 15 million customers, its leading online and direct-to-consumer marketing capabilities and its multi-channel fulfillment systems to accelerate the growth of our great confection brands on a national basis."

About Fannie May Confections Brands, Inc.

The Harry London brand was purchased in 2003 and the Fannie May and Fanny Farmer brands in 2004 by Alpine Confections, Inc., (subsequently renamed Fannie May Confections Brands, Inc.) Alpine Confections, Inc. was named the Candy Industry 2005 Manufacturer of the Year by Candy Industry Magazine in recognition of its growth and achievements in the marketplace.

About 1-800-FLOWERS.COM(R) For more than 30 years, 1-800-FLOWERS.COM Inc. - "Your Florist of choice(sm)" - has been providing customers around the world with the freshest flowers and finest selection of plants, gift baskets, gourmet foods and confections, and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM(R) offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation's top floral artists and hand-delivered the same day, and spectacular flowers shipped from our growers to your door fresh. Customers can shop 1-800-FLOWERS.COM 24 hours a day, 7 days a week via the phone or Internet(1-800-356-9377 or www.1800flowers.com) or by visiting a Company-operated or franchised store. Sales and Service Specialists are available 24/7, and fast and reliable delivery is offered same day, any day. As always, 100 percent satisfaction and freshness is guaranteed. The
1-800-FLOWERS.COM collection of brands also includes home decor and garden merchandise from Plow & Hearth(R) (1-800-627-1712 or www.plowandhearth.com); popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.(R) (1-800-443-8124 or wwwcherylandco.com); premium chocolates and confections from Fannie May Confections Brands(R) (www.fanniemay.com and www.harrylondon.com); gourmet foods from GreatFood.com(R) (www.greatfood.com); children's gifts from HearthSong(R) (www.hearthsong.com) and Magic Cabin(R) (www.magiccabin.com) and wine gifts from the WineTasting Network(R) (www.ambrosiawine.com and www.winetasting.com). 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ market under ticker symbol FLWS.

Special Note Regarding Forward-Looking Statements:

A number of statements contained in this press release, other than statements of historical fact, are forward-looking within the meaning of the Private
Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to successfully integrate Fannie May Confections Brands; its ability to achieve forecasted revenue growth, enhanced profitability and other synergistic benefits, including its ability to grow its Food, Wine and Gift Basket revenues to more than $200 million in fiscal 2007; its ability to maintain and enhance its online shopping web sites to attract customers; its ability to successfully introduce new products and product categories; its ability to provide timely fulfillment of customer orders; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to cost efficiently manage inventories and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.


CONTACT: 1-800-FLOWERS.COM
Investor: Joseph D. Pititto, 516-237-6131 invest@1800flowers.com or
Media:
Steven Jarmon, 516-237-4675
sjarmon@1800flowers.com

SOURCE: 1-800-FLOWERS.COM Inc.